EXHIBIT 11

                          UNISON HEALTHCARE CORPORATION
                 Statement Re: Computation of Per Share Earnings
                        (In thousands, except per share)

                                                             Three Months Ended    Six Months Ended
                                                                   June 30,            June 30,
                                                            -------------------   -------------------
                                                              1998       1997       1998       1997
                                                            --------   --------   --------   --------
FOR BASIC EARNINGS PER SHARE (1)
Shares outstanding at beginning of period ...............     6,422      6,422      6,422      6,078
Shares issued to former Signature shareholders ..........        --         --         --        140
Conversion of debentures ................................        --         --         --        101
Exercise of stock purchase warrants .....................        --         --         --         --
Exercise of stock options ...............................        --         --         --         --
                                                            -------    -------    -------    -------
Weighted average number of shares and share
equivalents outstanding .................................     6,422      6,422      6,422      6,319
                                                            -------    -------    -------    -------
Net loss ................................................   $(5,024)   $(2,933)   $(9,843)   $(7,015)
                                                            -------    -------    -------    -------
Net loss per share, basic ...............................   $ (0.78)   $ (0.46)   $ (1.53)   $ (1.11)
                                                            =======    =======    =======    =======

ADDITIONAL DILUTED COMPUTATION (2)
Net loss ................................................   $(5,024)   $(2,933)   $(9,843)   $(7,015)
Add interest on convertible debentures, net
   of tax effect ........................................        34         33         67         33
                                                            -------    -------    -------    -------
Net loss as adjusted ....................................   $(4,990)   $(2,900)   $(9,776)   $(6,982)
                                                            -------    -------    -------    -------
Weighted average number of shares outstanding ...........     6,422      6,422      6,422      6,319
Shares issuable upon conversion of debentures ...........       636        636        636        323
                                                            -------    -------    -------    -------
Weighted average number of shares, as adjusted ..........     7,058      7,058      7,058      6,642
                                                            -------    -------    -------    -------
Net loss per share, diluted .............................   $ (0.71)   $ (0.41)   $ (1.39)   $ (1.05)
                                                            =======    =======    =======    =======

(1) Shares used in these tables are weighted based on the number of days the shares were outstanding or assumed to be outstanding during each period.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.